EXHIBIT 99

PHOENIX, AZ / ACCESSWIRE / May 17, 2021 / Alpine 4 Holdings, Inc. (OTCQB:ALPP), a leading operator and owner of small market businesses, issues Q1 CEO Letter to Shareholders.

"Dear Shareholders and Employees,

If 2020 was the year of correction and ways to think about business differently, 2021 has been and remains a year of robust opportunities for Alpine 4. For those of you who have read our financial statements for Q1 2021, they represent a perplexing snapshot of our Company in the midst of a monumental transition. In the process of metamorphosis, the Company has changed its direction to become a dominant player in several indices. Our shift began when the Company submitted, in January 2021, a $170 million S3 shelf registration statement with the SEC. For those of you who are not familiar with the SEC's S3 registration statement, it is usually reserved for companies with a much larger operating footprint and are for companies typically listed on the NASDAQ or NYSE. Alpine 4 met the S3 requirements and our S3 went effective with no review by the SEC. This was a huge moment for the Company, of which I can't express the importance of it enough and what it will mean for years to come.

Corporate Summary: In Q1, Alpine 4 became a much stronger and more focused Company. The Company raised $54 million in cash with five institutional investment groups, paid down over $14 million in debt, and added another piece to our very important aerospace holdings with the addition of Vayu (US), Inc. The Company also held true to its 300 employees by offering 100% paid health benefits, an essential factor in navigating the complex labor market currently residing in the US. Further, management felt it was also more warranted than ever since we were in the midst of a global pandemic. Alpine 4 also began several new initiatives to consolidate resources. First, Alpine 4 began consolidating its A4 Construction Services, Inc holdings of Deluxe Sheet Metal (DLX) and Morris Sheet Metal, Corp. (MSM). The effects of COVID-19 on the educational customer base of DLX were wide and extreme. The impact of which is still being felt. Normal university customers, that were once extremely reliable and stable through 50 years of relationship, became large liabilities for DLX as the Company tried to retain the qualified personnel in order to keep their customers once they returned to needing DLX's construction services. This was all too evident in DLX's 2020 and Q1 2021 P&L statements. So, course corrections needed to be made. The outcome of this consolidation will begin to bear fruit in Q3 2021 and Alpine 4 expects the consolidated Company to be well prepared to tackle the rebounding market of mechanical contracting in the US Midwest. Alpine 4 also added several new key employees to the corporate level. The Company has been rapidly expanding its accounting personnel at its corporate headquarters in Phoenix, AZ to meet the growing demand of its subsidiaries. We did this to guarantee that we have the right accounting staff trained in GAAP/PCAOB accounting standards. This has culminated with the promotion of Larry Zic to Chief Accounting Officer of the Company. Larry's experience expands over several decades, and he has been the CFO of several companies during his tenure. We also promoted Trish Norvel to VP of Human Resources. Trish also comes with decades of experience managing teams of HR personnel, and was responsible for managing the HR needs of companies with over 2,000 employees.

Balance Sheet: The bright spot of our Q1 financial statements was our Balance Sheet position. Our total assets for Q1 2021 grew at 107.8% over Q1 2020. This was primarily driven by our capital raise, which allowed our Cash position to grow from 277k in Q1 of 2020 to $35.7 million in Q1 of 2021. Our Accounts Receivables asset also grew by roughly 9.4% over 2020. Inventory levels also grew by 27.3% to match our high-tech customers' growing supply chain demand in Silicon Valley. Additionally, our total liabilities shrunk by 22.1%, from $49.5 million in Q1 2020 to $38.6 million in Q1 2021. This reduction was primarily driven by our paying down of our long-term debt by $7.5 million and strategic reductions in our Accounts Payables to vendors. It is important to note that the result of paying our vendors early will allow the Company and its subsidiaries to increase its margins and help drive us towards profitability in 2021. The culmination of the Q1 2021 balance sheet position shows in our Stockholders Equity position. The Company went from a negative $8.8 million in Stockholders Equity to a positive $46 million in

Stockholders Equity. Our balance sheet position shows a Company dramatically healthier, armed with cash, and the equity position to capitalize on our business model of DSF.

Profit & Loss: On the surface, the P&L for Q1 was off. But there is more to these numbers than meets the eye. One shining spot was our ability to closely match the sales of our Pre-Covid numbers. The Company generated $8.7 million in revenue for the quarter compared to $8.8 million in Q1 2020. Our Gross Profit was down 57.1% in Q1 2020 vs. Q1 2021. This reduction in Gross Profit was primarily driven by our A4 Construction Services, Inc holdings. Within that holding subsidiary, Deluxe Sheet Metal (DLX) was the primary source of the loss. DLX for the most part, has not recovered from the loss of its educational customer base. The Company's revenue dropped 170% from Q1 2020 with $2.4 million in sales vs Q1 2021 with only $800 thousand in sales. Coupled with the skyrocketed increase in steel and other construction related materials in 2020 and 2021, DLX's Gross Profit was a negative $747 thousand which posted a net profit loss of $1.8 million.

It's important to remember that Alpine 4's acquisition model was based on leverage buyout at the beginning. QCA was our first acquisition and was accomplished through debt, though the Company is now profitable. It takes time and growth to optimize an acquisition, dig it out of debt and make it profitable. The business model is being proved out through the success of QCA, and our recent capital raise of $54 million has accelerated the cycle towards profitability for all subsidiaries.

There were also some shining stars in our P&L statement. A4 Manufacturing, Inc. consisting of Quality Circuit Assembly, grew at an astounding rate of 84.1% to generate $3.7 million in sales in Q1 2021 versus $2.0 million in sales in Q1 2020. Its Gross Profit also held at 24%, which was a remarkable feat during the COVID era, and its net profit grew to 4.4% to generate $165 thousand versus negative $186 thousand in Q1 2020. Additionally, Alpine 4 corporate chose to invest deeply into our A4 Aerospace, Inc, holding subsidiaries of Vayu (US) Inc. and Impossible Aerospace Corporation, by repurchasing the restricted stock units issued to Daniel Pepper CEO of Vayu, and Spencer Gore of Impossible Aerospace. This generated a loss of $1.8 million on our P&L and was a one-time expense. We decided to do this primarily to ensure that our two leading figures in our Aerospace industry could focus on their respective Company's and not worry about selling these shares in the market. By doing so, the Company prevented these shares from hitting the market, adding to future downward pressure. The Company had to pay roughly $1.54 million in interest in Q1 2021 vs.$1.6 million in Q1 2020. Costs for servicing our debt including interest will decrease in the upcoming reporting periods and are the direct results of the pay down of debt described earlier.

Segment Summary

A4 Manufacturing: The Company expects the A4 Manufacturing segment to grow by over 100% in Q2 2021 over Q1 2021. The addition of Alternative Labs and its high gross profit and net profit will help A4 Manufacturing grow to new profitability and sales growth levels.

A4 Construction Services: The Company expects this segment to grow in revenue for Q2 and Q3 2021 over Q1 2021, and for its margins to also improve as well with the consolidation of Deluxe Sheet Metal into Morris Sheet Metal.

A4 Technology: SPECTRUMebos, our blockchain-enabled Business Operating System, is rapidly approaching its integration within the A4 family of companies. We now estimate that all subsidiaries, excluding the construction-related companies, to operate within SPECTRUMebos by the end of 2021.

A4 Aerospace: Both Impossible and Vayu are what we call Driver companies. Driver companies are in emerging markets, have enormous upside potential for revenue and profits, and have a significant opportunity to capture market share. These types of acquisitions are typically exciting, pre-revenue companies that need structure and capital to support their unrealized future growth. The Company expects Vayu to begin sales of the G1 platform in Q3 2021 to several international customers. Vayu is also investing in a new production facility in Michigan to help meet the anticipated demand for its G1 drone. Impossible Aerospace is currently developing its next-generation drone called US-2 and is currently developing many of its new features for anticipated use by the US military. The ultimate goal that Alpine 4 has for these two subsidiaries, is to be a dominant player in the future of delivery of products and goods by drones. We are taking the development path to create two very different platforms in the G1/G2 vs US-1/US-2 to service two very different markets. The end goal is for them both to offer a global solution to the ever-growing needs of consumers to receive their goods.

A4 Defense: The Company expects A4 Defense to expand dramatically over the next several years with our targeted effort with US government contracts. With the addition of Thermal Dynamics International and several other defense-related acquisition candidates, this holding portfolio is poised for exponential growth.

Q2 Outlook: Alpine 4 expects Q2 2021 to be a dramatic improvement over Q1 2021. Not only from a sales standpoint but also from increased margins and a reduction in costs from consolidation. Additionally, the bottom line will benefit from the significant reduction of debt servicing and saved interest payments. With the addition of Thermal Dynamics International and Alternative Labs, Alpine 4 is racing towards net profitability.

DSF 2021 - 2022: I am pleased to say that we completed two acquisitions in Q2 already and anticipate our acquisition strategy to add at least 2-3 more acquisitions in 2021.

Nasdaq Update: Alpine 4 is in continued conversation with the Nasdaq. We consistently offer them expeditious answers to their comments and are enthusiastic for the completion of their work. In the meantime, we continue to execute on our DSF business model and grow shareholder value through the strengthening of our fundamentals.

In closing, Q1 was a transformative quarter for Alpine 4, and the stage is set for our continued successes."

Best regards,

Kent B. Wilson

CEO / President / Founder

CONTACT:

Investor Relations

investorrelations@alpine4.com

www.alpine4.com

Forward-Looking Statements: The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.

SOURCE: Alpine 4 Holdings, Inc.